Exhibit (7)(mm)

Amendment to

Fund Participation Agreement

Among

Timothy Plan,

Timothy Partners

And

Jefferson National Life Insurance Company

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the September, 2010 Participation Agreement (“Agreement”) among Timothy Plan, Timothy Partners, and Jefferson National Life Insurance Company, as follows:

1.              Effective January 1, 2015, Jefferson National Life Insurance Company of New York is hereby added as a party to the Agreement. All references to the Company shall be deemed to include Jefferson National Life Insurance Company of New York.

2.              Schedule A is hereby deleted and replaced in its entirety by Schedule A attached hereto.

All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of December       2014.

Timothy Plan
By:
Name:
Title:

Timothy Partners
By:
Name:
Title:

Jefferson National Life Insurance Company
By:
Name: Craig Hawley
Title: General Counsel

Jefferson National Life Insurance Company of New York
By:
Name: Craig Hawley
Title: General Counsel

SCHEDULE A

SEPARATE ACCOUNTS

Name of Separate Account and Date Established
Jefferson National Life Annuity Account G	January 18, 1996
Jefferson National Life of New York Annuity Account 1	June 20, 2014